Exhibit 2.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

by and among

WESTERN REFINING, INC.,

WESTERN REFINING SOUTHWEST, INC.,

WESTERN REFINING LOGISTICS GP, LLC

and

WESTERN REFINING LOGISTICS, LP

dated as of

September 25, 2014

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2
ARTICLE II	CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS	8
2.1	Contributions	8
2.2	Consideration	8
2.3	Excluded Liabilities	8
2.4	Transaction Taxes	8
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF WESTERN AND WRSW	9
3.1	Organization and Existence	9
3.2	Authority and Approval; Enforceability	9
3.3	No Conflict	10
3.4	Consents	10
3.5	Laws and Regulations; Litigation	11
3.6	Environmental Matters	11
3.7	Contributed Interests	12
3.8	Wholesale Assets	12
3.9	Permits	14
3.10	Insurance	14
3.11	Brokerage Arrangements	14
3.12	Investment	14
3.13	Taxes	15
3.14	Financial Statements	16
3.15	Material Contracts	16
3.16	No Adverse Changes	18
3.17	Management Projections	18
3.18	Suppliers and Customers	18
3.19	Indebtedness	19
3.20	Absence of Undisclosed Liabilities	19
3.21	Labor Matters	19
3.22	Employee Benefits Matters	20
3.23	No Other Representations or Warranties; Schedules	21
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP	21
4.1	Organization and Existence	21
4.2	Authority and Approval; Enforceability	21
4.3	No Conflict	21
4.4	Delivery of Fairness Opinion	22
4.5	Brokerage Arrangements	22
4.6	New Common Units	22
4.7	Available Funds	23
4.8	Investment	23
4.9	No Other Representations or Warranties; Schedules	23

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ARTICLE V	COVENANTS, ETC.	23
5.1	Conduct of the Businesses	23
5.2	Financial Statements; Financing Cooperation	24
5.3	Debt Financed Distribution	24
5.4	Access	25
5.5	Independent Investigation	25
5.6	Post-Closing Receivables and Payments	26
5.7	Further Assurances	26
5.8	NYSE Listing	26
5.9	Tax Covenants	26
5.10	Consents	28
5.11	Internal Reorganization Transactions	28
5.12	Permits	28
5.13	Employee Benefits Matters	29
ARTICLE VI	CONDITIONS TO CLOSING	29
6.1	Conditions to Each Party’s Obligation to Effect the Transactions	29
6.2	Conditions to the Obligation of the Partnership	29
6.3	Conditions to the Obligation of Western	30
ARTICLE VII	CLOSING	31
7.1	Closing	31
7.2	Deliveries by Western	31
7.3	Deliveries by the Partnership	31
ARTICLE VIII	INDEMNIFICATION	32
8.1	Indemnification of Western and Other Parties	32
8.2	Indemnification of the Partnership and other Parties	32
8.3	Demands	33
8.4	Right to Contest and Defend	33
8.5	Cooperation	34
8.6	Right to Participate	34
8.7	Reimbursements	34
8.8	Limitations on Indemnification	34
8.9	Survival	35
8.10	Sole Remedy	35
8.11	Express Negligence Rule	36
8.12	Consideration Adjustment	36
8.13	Knowledge	36
8.14	Materiality	36
ARTICLE IX	TERMINATION	36
9.1	Events of Termination	36
9.2	Effect of Termination	37
ARTICLE X	MISCELLANEOUS	37
10.1	Expenses	37
10.2	Notices	37
10.3	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	38

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10.4	Arbitration	39
10.5	Public Statements	39
10.6	Form of Payment	39
10.7	Entire Agreement; Amendments and Waivers	40
10.8	Binding Effect and Assignment	40
10.9	Severability	40
10.10	Interpretation	40
10.11	Headings and Schedules	41
10.12	Counterparts	41
10.13	Determinations by the Partnership	42

-iv-

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment of Contributed Interests
Exhibit B	Form of Crude Trucking Agreement
Exhibit C	Form of Fuel Distribution Agreement
Exhibit D	Form of Product Supply Agreement
Schedule 1	Internal Reorganization Transactions
Schedule 1.1(a)	Excluded Assets
Schedule 1.1(b)	Knowledge Persons
Schedule 3.3	Non-Contravention
Schedule 3.4	Consents
Schedule 3.5	Litigation
Schedule 3.8(b)-1	Real Property
Schedule 3.8(b)-2	Liens
Schedule 3.13(c)	Tax Audits
Schedule 3.13(d)	Tax Waivers
Schedule 3.15(a)	Material Contracts
Schedule 3.16	Adverse Changes
Schedule 3.18(a)	Significant Customer
Schedule 3.18(b)	Significant Supplier
Schedule 3.21(b)	Labor Matters
Schedule 3.22(a)	Plans
Schedule 4.3	Non-Contravention
Schedule 6.1(c)	Closing Condition Consents

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CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”) is made and entered into as of September 25, 2014 by and among Western Refining, Inc., a Delaware corporation (“Western”), Western Refining Southwest, Inc., an Arizona corporation (“WRSW”), Western Refining Logistics, LP, a Delaware limited partnership (the “Partnership”), and Western Refining Logistics GP, LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner”). Western, the General Partner and the Partnership are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, prior to the Closing Date (as defined herein), Western will take, and cause its Subsidiaries (as defined herein) to take, certain actions more fully described on Schedule 1 hereto (the “Internal Reorganization Transactions”), which will result in WRSW, an indirect wholly owned subsidiary of Western, holding 100% of the outstanding limited liability company interests of Western Refining Wholesale, LLC, a Delaware limited liability company (“WRWI” and such limited liability company interests, the “Contributed Interests”) and WRWI holding the Wholesale Assets and conducting the Business (each as defined herein);

WHEREAS, following the Internal Reorganization Transactions, Western intends to cause WRSW to contribute the Contributed Interests to the Partnership in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement;

WHEREAS, the Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”) has (i) received an opinion of Evercore Group, L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the consideration to be paid by the Partnership as consideration for the Contributed Interests pursuant to this Agreement is fair to the common unitholders of the Partnership (other than the General Partner and its Affiliates) from a financial point of view and (ii) found the transactions contemplated by the Transaction Documents to be in the best interests of the Partnership and the unitholders of the Partnership (other than the General Partner and its Affiliates) and recommended that the Board of Directors of the General Partner approve the transactions contemplated by the Transaction Documents and, subsequently, the Board of Directors of the General Partner has approved the transactions contemplated by the Transaction Documents; and

WHEREAS, at the Closing (as defined herein), on the terms and conditions set forth in this Agreement, each of the events and transactions set forth in Section 2.1 below shall occur.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to Western and WRSW, the term “Affiliate” shall not include (i) any member of the Partnership Group or (ii) NT InterHoldCo LLC, a Delaware limited liability company, or its Subsidiaries, (b) with respect to the Partnership Group, the term “Affiliate” shall exclude Western and its Affiliates, and (c) WRWI shall be deemed to be an Affiliate of Western (and not of any member of the Partnership Group) before the Closing Date and an Affiliate of the Partnership Group (and not of Western) on and after the Closing Date.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assignment of Contributed Interests” means that certain Assignment of Contributed Interests in the form attached as Exhibit A hereto.

“Balance Sheet Date” has the meaning set forth in Section 3.14(a).

“Business” means, the marketing and distribution of wholesale petroleum products, crude trucking and the marketing, distribution and warehousing of wholesale lubricants as conducted by Western and its Affiliates on the Closing Date, but shall not include marketing and distribution of wholesale petroleum products to customers being served by members of the WNR Group (other than WRWI) as of the Closing Date solely in the regions in which such customers are being served by such members of the WNR Group (other than WRWI) as of the Closing Date.

“Business Permits” has the meaning set forth in Section 3.9.

“Cap” has the meaning set forth in Section 8.8(a).

“Cash Consideration” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Code” has the meaning set forth in Section 7.2(f).

“Commission” means the United States Securities and Exchange Commission.

“Conflicts Committee” has the meaning set forth in the recitals to this Agreement.

“Consent” has the meaning set forth in Section 3.4.

“Contract” means any contract, commitment, instrument, undertaking, lease, sublease, note, mortgage, conditional sales contract, license, sublicense, franchise agreement, indenture, settlement, Permit or other legally binding agreement.

“Contributed Interests” has the meaning set forth in the recitals to this Agreement.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Crude Trucking Agreement” means that certain Crude Oil Trucking Transportation Services Agreement in the form attached as Exhibit B hereto.

“Damages” has the meaning set forth in Section 8.1.

“De Minimis Claim” has the meaning set forth in Section 8.8(a).

“Debt” means (a) any indebtedness or other obligation for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any Liabilities for the deferred purchase price of property or other assets (including any “earn-out” or similar payments) (other than trade account payables incurred in the ordinary course of business consistent with past practice); (d) any Liabilities in respect of any lease of real or personal property (or a combination thereof), which Liabilities are required to be classified and accounted for under U.S. generally accepted accounting principles as capital leases (other than truck leases); (e) any accrued interest, premiums, termination payments, penalties, “breakage costs,” redemption fees, make-whole payments and other obligations relating to the foregoing; and (f) any guarantee of indebtedness referred to in clauses (a) through (e).

“Debt Financed Distribution” has the meaning set forth in Section 5.3(a).

“Deductible” has the meaning set forth in Section 8.8(a).

“Dispute” has the meaning set forth in Section 10.4.

“Environmental Laws” means any and all applicable federal, state and local laws and regulations and other legally enforceable requirements and rules of common law relating to the prevention of pollution or protection of human health or the environment or imposing liability or standards of conduct concerning any handling or transportation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Western within the meaning of Section 414 of the Code or Section 4001(a)(14) of ERISA, other than WRWI and its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means any of the assets set forth on Schedule 1.1(a) hereto.

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Financial Advisor” has the meaning set forth in the recitals to this Agreement.

“Financial Statements” has the meaning set forth in Section 3.14(a).

“Fuel Distribution Agreement” means that certain Fuel Distribution and Supply Agreement in the form attached as Exhibit C hereto.

“Fundamental Representations” means the representations and warranties of Western or WRSW set forth in Sections 3.1(a), 3.1(c), 3.2, 3.7, 3.11 and 3.12.

“General Partner” has the meaning set forth in the preamble to this Agreement.

“Governmental Approval” has the meaning set forth in Section 3.4.

“Governmental Authority” means (a) any supranational, national, federal, state, local, municipal, foreign or other governmental or quasi-governmental authority and (b) any department, agency, commission, board, subdivision, bureau, instrumentality, court or other tribunal of any of the foregoing in clause (a).

“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

“Indemnity Claim” has the meaning set forth in Section 8.3.

“Internal Reorganization Transactions” has the meaning set forth in the recitals to this Agreement.

“JAMS” has the meaning set forth in Section 10.4.

“Knowledge of Western”, “Western’s Knowledge” and any variations thereof or words to the same effect means the actual knowledge, after reasonable inquiry, of the persons set forth on Schedule 1.1(b).

“Law” means all laws (including common law), statutes, rules, regulations, ordinances, directives, Orders or any similar provisions having the force or effect of Law of any Governmental Authority.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, Damage, Tax, interest, penalty, amount paid in settlement, judgment, assessment, deficiency, guaranty or endorsement of or by any Person, in the case of each of the foregoing, whether absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lien” means any lien, mortgage, security interest, pledge, deposit, option, easement, right of way, charge or encumbrance, encroachment, conditional sales agreement, deed of trust, deed to secure indebtedness or other similar restriction.

“Litigation” has the meaning set forth in Section 3.5.

“Material Adverse Effect” means any change, circumstance, effect or condition that, individually or in the aggregate, (a) is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Business or (b) materially adversely affects, or could reasonably be expected to materially adversely affect, Western’s or its Affiliate’s, as the case may be, ability to satisfy its obligations under the Transaction Documents.

“Material Contract” has the meaning set forth in Section 3.15(a).

“New Common Units” has the meaning set forth in Section 2.2.

“Omnibus Agreement” means that certain Omnibus Agreement, by and among Western, the Partnership, the General Partner and the other parties thereto, dated as of October 16, 2013.

“Operational Services Agreement” means that certain Operational Services Agreement, by and among WRSW, WRCLP and the Partnership, dated as of October 16, 2013.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Closing Certificate” has the meaning set forth in Section 6.3(c).

“Partnership Debt” has the meaning set forth in Section 5.3(a).

“Partnership Fundamental Representations” means the representations and warranties of the Partnership or the General Partner set forth in Sections 4.1(a), 4.2, 4.5 and 4.6.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Indemnitees” has the meaning set forth in Section 8.2.

“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Partnership Group, taken as a whole.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means permits, licenses, certificates, Orders, approvals, authorizations, grants, consents, concessions, warrants, franchises, registrations, exemptions, variances, permissions and similar rights and privileges.

“Permitted Liens” has the meaning set forth in Section 3.8(b).

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plans” has the meaning set forth in Section 3.22(a).

“Product Supply Agreement” means that certain Product Supply Agreement in the form attached as Exhibit D hereto.

“Real Property” has the meaning set forth in Section 3.8(b).

“Required Rights” has the meaning set forth in Section 3.8(f)(i).

“Securities Act” has the meaning set forth in Section 3.12.

“Significant Customer” has the meaning set forth in Section 3.18(a).

“Significant Supplier” has the meaning set forth in Section 3.18(b).

“Straddle Period” has the meaning set forth in Section 5.9(b).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that with respect to Western or WRSW, the term “Subsidiary” shall not include (A) any member of the Partnership Group or (B) NT InterHoldCo LLC, a Delaware limited liability company, or its Subsidiaries. For the avoidance of doubt, WRWI shall be deemed to be a Subsidiary of Western and WRSW (and not of any member of the Partnership Group) before the Closing Date and a Subsidiary of the Partnership Group (and not of Western or WRSW) on and after the Closing Date.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof; and (b) any liability for any item described in (a) payable by reason of contract, assumption, transferee liability, operation of law or otherwise.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Proceeding” has the meaning set forth in Section 5.9(d).

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“Transaction Documents” means this Agreement, the Crude Trucking Agreement, the Fuel Distribution Agreement, the Product Supply Agreement, the Assignment of Contributed Interests, each of the documents implementing the Internal Reorganization Transactions, and each of the other documents and certificates to be delivered at Closing pursuant to Section 7.2 and Section 7.3.

“Transaction Taxes” has the meaning set forth in Section 2.4.

“Unions” has the meaning set forth in Section 3.21(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Western” has the meaning set forth in the preamble to this Agreement.

“Western Closing Certificate” has the meaning set forth in Section 6.2(c).

“Western Indemnitees” has the meaning set forth in Section 8.1.

“Wholesale Assets” means all of the assets of WRWI other than the Excluded Assets after giving effect to the Internal Reorganization Transactions.

“WNR Group” means WNR and its Subsidiaries and Affiliates.

“WRCLP” means Western Refining Company, L.P., a Delaware limited partnership.

“WRSW” has the meaning set forth in the preamble to this Agreement.

“WRWI” has the meaning set forth in the recitals to this Agreement.

ARTICLE II

CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS

2.1 Contributions. At the Closing, on the terms and subject to the conditions of this Agreement, WRSW shall contribute, assign, transfer and convey to the Partnership the Contributed Interests free and clear of Liens (other than restrictions under applicable federal and state securities laws), in exchange for the consideration set forth in Section 2.2, and the Partnership shall accept the contribution of the Contributed Interests.

2.2 Consideration. At the Closing, in consideration for the contribution of the Contributed Interests, the Partnership shall: (a) pay to WRSW a cash distribution equal to $320 million (the “Cash Consideration”), at least $300 million of which distribution shall be sourced by the Partnership solely from proceeds of the Partnership Debt; and (b) issue 1,160,092 common units representing limited partner interests in the Partnership (the “New Common Units”) to WRSW.

2.3 Excluded Liabilities. The Parties agree that any Liabilities arising out of or related or attributable to (a) the ownership or operation of the Excluded Assets (including the presence or release of Hazardous Materials at or from such Excluded Assets) and (b) real property formerly owned or leased in connection with the Business or the Excluded Assets as of the date of this Agreement, in the case of each of the foregoing clauses (a) and (b), whether arising before or after the Closing Date (collectively, the “Excluded Liabilities”), shall be assumed by Western or its Affiliates as of the Closing and shall become the sole responsibility of, and be discharged and performed as and when due by, Western or its Affiliates from and after the Closing. As of the Closing, the Excluded Liabilities shall not be Liabilities of WRWI or any other member of the Partnership Group, and neither WRWI nor any other member of the Partnership Group shall be obligated with respect to the Excluded Liabilities.

2.4 Transaction Taxes. All sales, use, transfer, filing, recordation, registration and similar Taxes arising from or associated with the transactions contemplated by this Agreement other than Taxes based on income (“Transaction Taxes”), shall be borne fifty percent (50%) by Western and fifty percent (50%) by the Partnership; provided, however, that Taxes arising from or associated with the Internal Reorganization Transactions shall be borne entirely by Western. To the extent under applicable law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, the Partnership shall prepare and file all such Tax Returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes. The Party that is not responsible under applicable law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible Party prior to the due date of such Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WESTERN AND WRSW

Each of Western and WRSW hereby jointly and severally represents and warrants to the Partnership that:

3.1 Organization and Existence.

(a) Each of Western and WRSW has been duly organized and is validly existing and in good standing under the laws of the State of Delaware or State of Arizona, as applicable, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.

(b) Each of Western and WRSW is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) WRWI has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation, with full limited liability company power and authority to own, lease, use and operate the properties and assets it now owns, leases, uses and operates, including, following the consummation of the Internal Reorganization Transactions, the Wholesale Assets, and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted, including, following consummation of the Internal Reorganization Transactions, the Business.

(d) WRWI is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Western has delivered to the Partnership correct and complete copies of WRWI’s Organizational Documents, as amended to date. There is no pending, or threatened, action for the dissolution, liquidation or insolvency of WRWI.

3.2 Authority and Approval; Enforceability. Each of Western and WRSW has the corporate power and authority to execute and deliver this Agreement and Western and each of its Subsidiaries has the corporate power and authority to execute and deliver any other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by each of Western and WRSW of this Agreement and the execution and delivery by Western and each of its Subsidiaries of any Transaction Document to which it is or will be a party, the performance by Western or its applicable Subsidiary of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action of Western, WRSW and each any other applicable Subsidiary of Western. Each of this Agreement and any other Transaction Document to which Western, WRSW or any other Subsidiary of Western is or will be a party constitutes or will constitute, upon execution and delivery by Western or such applicable Subsidiary of Western, the valid and binding obligation of Western or such Subsidiary of Western, enforceable against Western or such Subsidiary of Western in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3 No Conflict. Other than as set forth on Schedule 3.3, this Agreement, the other Transaction Documents to which Western, WRSW or any other Subsidiary of Western is or will be a party, the execution and delivery hereof and thereof by Western, WRSW or any other Subsidiary of Western and the Internal Reorganization Transactions do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with any of the provisions of the Organizational Documents of Western or any of its Subsidiaries;

(b) conflict with any provision of any Law or Order applicable to Western or any of its Subsidiaries;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or give others the right to terminate any indenture, mortgage, Lien or Contract to which Western or any of its Subsidiaries is a party or by which any of them is bound or to which any of the Contributed Interests or any of the Wholesale Assets are subject;

(d) result in the creation of, or afford any person the right to obtain, any Lien on the capital stock or other equity interests, property or assets of Western or any of its Subsidiaries under any such Contract; or

(e) result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Governmental Approval possessed by Western or any of its Subsidiaries that is necessary or desirable for the ownership, lease or operation of the Wholesale Assets or the Business as now conducted in all material respects, including any Governmental Approvals under any applicable Environmental Law;

except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.4 Consents. Other than as set forth in Schedule 3.4 (each item so listed, a “Consent”), no consent, approval, license, Permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a “Governmental Approval”) or other Person is required to be obtained or made by or with respect to Western or any of its Subsidiaries in connection with:

(a) the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby;

(b) the enforcement against Western or any of its Subsidiaries of its obligations under this Agreement or the other Transaction Documents; or

(c) the conduct by WRWI of the Business immediately following the Closing as was conducted prior to the Closing.

3.5 Laws and Regulations; Litigation. Except as set forth in Schedule 3.5 there are no pending or, to Western’s Knowledge, threatened claims, fines, actions, suits, litigation, demands, assertions, hearings, audits, investigations or proceedings (whether civil, criminal, administrative or investigative) or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) against Western or WRWI, or against or affecting the Business or the Wholesale Assets or the ownership and operation of the Business, the Wholesale Assets or the Contributed Interests (other than Litigation under any Environmental Law, which is the subject of Section 3.6) that (i) would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or (ii) seek any material injunctive relief with respect to the Business or the Wholesale Assets. Each of WRWI and the Business is, and during the last three years has been, in compliance with all Laws (other than Environmental Laws, which are the subject of Section 3.6) of any Governmental Authority applicable to it, other than any noncompliance which is not material to WRWI or the Business. No Litigation is pending or, to Western’s Knowledge, threatened to which Western or any of its Subsidiaries is or may become a party that questions or involves the validity or enforceability of any of its respective obligations under this Agreement or the other Transaction Documents or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

3.6 Environmental Matters. With respect to the Business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Western and its Subsidiaries (i) are and, during the relevant time periods specified in all applicable statutes of limitations, have been in compliance with Environmental Laws, (ii) are not the subject of any outstanding unresolved Order, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the Wholesale Assets or the Business, (iii) have received all Permits required of them under applicable Environmental Laws necessary to conduct the Business and own and operate the Wholesale Assets as presently conducted or in light of the current stage of development or construction, (iv) are in compliance with all terms and conditions of any such Permits, (v) are not subject to any pending or, to Western’s Knowledge, threatened Litigation under any Environmental Law with respect to which Western or any of its Subsidiaries has been contacted in writing by or on behalf of the actual or potential plaintiff or claimant, (vi) do not have any Liability in connection with the release into the environment of any Hazardous Material, and (vii) have provided or made available to the Partnership or its representatives any significant reports relating to environmental matters relating to the Business or the Wholesale Assets that are in the possession or control of Western or its Subsidiaries and have been prepared within the past eight years.

3.7 Contributed Interests.

(a) After giving effect to the Internal Reorganization Transactions, the Contributed Interests will (i) constitute 100% of the limited liability company interests in WRWI and (ii) will be duly authorized and validly issued and fully paid (to the extent required by WRWI’s Organizational Documents) and non-assessable (except as such non-assessability may be limited by Section 18-607 of the Delaware Limited Liability Company Act). The Contributed Interests are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to such interests, WRWI’s Organizational Documents, or any Contract to which Western or any of its Subsidiaries is a party or to which it or any of its properties or assets is otherwise bound.

(b) As of immediately prior to the Closing, WRSW has good and valid record and beneficial title to the Contributed Interests, free and clear of any and all Liens, and, except for restrictions under applicable federal and state securities laws or as provided in WRWI’s Organizational Documents, the Contributed Interests are free and clear of any restrictions on transfer, Taxes, or claims. There are no options, warrants, purchase rights, Contracts or other securities exercisable or exchangeable for any equity interests of WRWI, any other commitments or Contracts providing for the issuance of additional equity interests, or for the repurchase or redemption of the Contributed Interests, or any Contracts of any kind which may obligate WRWI to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests. Immediately after the Closing, the Partnership will have good and valid record and beneficial title to such Contributed Interests, free and clear of any Liens, and, except for restrictions under applicable federal and state securities laws or as provided in WRWI’s Organizational Documents, free and clear of any restrictions on transfer, Taxes, or claims.

(c) Other than Western Refining Product Transport, LLC, a Delaware limited liability company, following consummation of the Internal Reorganization Transactions, WRWI does not own, directly or indirectly, (i) any shares of outstanding capital stock of any other Person or securities convertible into or exchangeable for capital stock of any other Person or (ii) any equity or other participating interest in the revenues or profits of any Person, and WRWI is not subject to any obligation to acquire any such interest.

3.8 Wholesale Assets.

(a) The Wholesale Assets, when considered together with the services provided by Western and its Affiliates pursuant to the Omnibus Agreement and the Operational Services Agreement are sufficient to conduct the Business as such Business is currently being conducted. At the Closing, WRWI shall have sufficient net working capital to operate the Business in the ordinary course consistent with past practices.

(b) Schedule 3.8(b)-1 sets for all of the real property owned or leased in connection with the Business (the “Real Property”) and indicates whether such Real Property is owned or leased. Except as set forth in Schedule 3.8(b)-2, WRWI has valid and indefeasible title in fee to all owned Real Property and valid leasehold interests in all leased Real Property (including rights of way), in each case, except as would not have a Material Adverse Effect. WRWI owns or leases all such Real Property and interests in Real Property free and clear of any Liens except (i) those set forth in Schedule 3.8(b)-2, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practices and that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles, (iii) Liens for current Taxes that are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles, (iv) Liens securing Debt of Western or any of its Subsidiaries that will be released prior to or as of the Closing and (v) other imperfections of title or encumbrances that would not, individually or in the aggregate, reasonably be expected to materially interfere with the use or occupancy of the Real Property as it is currently being used or occupied (the Liens described in clauses (i), (ii), (iii), (iv) and (v) above, being referred to collectively as “Permitted Liens”).

(c) To Western’s Knowledge, there is or will be at the Closing current access to public roads from the Real Property.

(d) WRWI is not a party to, nor, to Western’s Knowledge, is bound by, any outstanding third-party rights to purchase, lease or in any way acquire any of the owned Real Properties or interests therein (including without limitation any rights of first refusal, options or other similar right of any kind) nor has WRWI granted a possessory right or a right of occupancy with respect to the owned Real Property other than as disclosed by any matters of record.

(e) There is no pending, or, to Western’s Knowledge, threatened, Litigation relating to the Real Property that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Other than as specifically set forth to the contrary on Schedule 3.8(b)-2, to Western’s Knowledge, WRWI has or, following consummation of the Internal Reorganization Transactions, will have:

(i)	such consents, easements, rights-of-way, approvals, rights, Permits and licenses from all Governmental Authorities and other Persons as are sufficient to use the Real Property and continue to carry out the operations associated therewith, in all material respects, substantially in the manner in which the Real Property is currently used and operated (collectively, “Required Rights”); and;

(ii)	fulfilled and performed all its material obligations with respect to any Required Rights and no default or other event has occurred that allows (or after notice or lapse of time would allow) revocation or termination thereof or would result in any impairment of the rights of the holder of any Required Rights, except for such revocations, terminations and impairments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) WRWI has or, following consummation of the Internal Reorganization Transactions, will have good title to all owned and valid interests in all leased tangible personal property included in the Wholesale Assets, free and clear of all Liens, except Permitted Liens, other than tangible personal property owned on the date of this Agreement but subsequently sold or otherwise disposed of in the ordinary course of business consistent with prior practice. All tangible personal property included in the Wholesale Assets is in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with generally accepted industry practice, and is sufficient for the purposes for which it is currently being used or held for use.

3.9 Permits. WRWI holds or has or, following consummation of the Internal Reorganization Transactions, will hold or have a valid right to use, all Permits (other than environmental Permits, which are the subject of Section 3.6) that are necessary or desirable for the conduct of the Business and the ownership and operation of the Wholesale Assets (the “Business Permits”), each in compliance with applicable Laws, except for those the failure of which to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Western or its Affiliates have complied in all material respects with all terms and conditions of the Business Permits. None of such Business Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. There is no outstanding written notice, nor to Western’s Knowledge, any other notice of revocation, cancellation or termination of any Business Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Litigation is pending or, to Western’s Knowledge, threatened with respect to any alleged failure by Western or its Affiliates to have any Business Permit necessary for the conduct of the Business and the ownership and operation of the Wholesale Assets or to be in compliance with such Business Permits.

3.10 Insurance. Western or its Affiliates maintain policies of fire and casualty, liability and other forms of property and liability insurance related to the Wholesale Assets and the Business in such amounts, with such deductibles, and against such risks and losses as are, in their reasonable business judgment, reasonable for the Business and the Wholesale Assets. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation, termination or non-renewal has been received, or, to Western’s Knowledge, threatened, with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To Western’s Knowledge, the activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of those insurance policies.

3.11 Brokerage Arrangements. Neither Western nor any of its Affiliates has entered, directly or indirectly, into any Contract with any Person that would obligate any member of the Partnership Group to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

3.12 Investment. Western is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, as amended (the “Securities Act”). Western is not acquiring the New Common Units with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. Western is familiar with investments of the nature of the New Common Units, understands that this investment involves substantial risks, has adequately investigated the Partnership and the New Common Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the New Common Units, and is able to bear the economic risks of such investment. Western has had the opportunity to visit with the Partnership and meet with the officers of the General Partner and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, has received all materials, documents and other information that Western deems necessary or advisable to evaluate the Partnership and the New Common Units, and has made its own independent examination, investigation, analysis and evaluation of the Partnership and the New Common Units, including its own estimate of the value of the New Common Units. Western has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as Western deems adequate. Western acknowledges that the New Common Units have not been registered under applicable federal and state securities laws and that the New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.

3.13 Taxes.

(a) All Tax Returns that are required to be filed by or with respect to WRWI or the Wholesale Assets on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b) All Taxes due and payable by or with respect to WRWI or the Wholesale Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by Western.

(c) Except as set forth on Schedule 3.13(c), no examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 3.13(a) or any Taxes of or with respect to WRWI or the Wholesale Assets are currently pending or have been proposed in writing or have been threatened.

(d) Except as set forth on Schedule 3.13(d), no waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to WRWI or the Wholesale Assets or any Tax Returns of or with respect to WRWI or the Wholesale Assets.

(e) WRWI will, at Closing, be treated as disregarded as an entity separate from its owner for federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-2(c)(2)(i).

3.14 Financial Statements.

(a) Western has delivered to the Partnership (i) the audited consolidated balance sheets as of December 31, 2013 and 2012 and audited consolidated statements of operations, cash flows and changes in division equity for the years ended December 31, 2013 and 2012, in each case, with respect to the Business and the Wholesale Assets (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet as of June 30, 2014 (the “Balance Sheet Date”) and unaudited consolidated statements of operations, cash flows and changes in division equity for the six months ended June 30, 2014, in each case, with respect to the Business and the Wholesale Assets (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared from the books and records of Western and its Subsidiaries in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except that the Interim Financial Statements do not include normal recurring year-end adjustments and footnotes required by U.S. generally accepted accounting principles for complete financial statements) and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of or attributable to the Business and the Wholesale Assets as of the dates and for the periods stated in such Financial Statements.

3.15 Material Contracts.

(a) Set forth in Schedule 3.15(a) is a list, as of the date hereof, of each of the following Contracts to which Western or any of its Affiliates is a party related to the Business or to which any of the Wholesale Assets are bound (each a “Material Contract”):

(i)	any Contract limiting the right of the Business to engage in or compete in any geographical area;

(ii)	any Contract for Debt to which WRWI is a party or to which any of the Wholesale Assets are bound;

(iii)	any Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment of an amount in excess of $250,000;

(iv)	any Contract relating to the acquisition or disposition of any business (whether by merger, consolidation, recapitalization, share exchange, sale of stock, sale of assets or otherwise, and whether through proceedings in bankruptcy or otherwise) entered into in the past five years requiring the payment of an amount in excess of $250,000;

(v)	any Contract under which WRWI is lessor or lessee of any Real Property;

(vi)	any Contract with a Significant Supplier;

(vii)	any Contract with a Significant Customer;

(viii)	any Contract containing any preferential rights to purchase or similar rights relating to the Wholesale Assets (other than the Omnibus Agreement);

(ix)	any Contract the primary purpose of which is to require WRWI to indemnify or otherwise make whole any Person with an indemnification or make whole obligation having or reasonably expected to have a value in excess of $250,000;

(x)	any other Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way) materially affecting the ownership or operation of the Business or the ownership, use or operation of the Wholesale Assets, the loss of which could, individually or in the aggregate, have a Material Adverse Effect;

(xi)	any Contract (or group of related Contracts with a single counterparty or, to Western’s Knowledge, Affiliated counterparties) not described in clause (i) through (x), that as of the date hereof, is reasonably expected to provide for revenues or commitments in an amount greater than $250,000 during any calendar year;

(xii)	any Contract between Western or its Affiliates (other than WRWI), on the one hand, and WRWI, on the other hand (other than Contracts that have been filed as exhibits to the Partnership’s periodic reports under the Exchange Act);

(xiii)	any Contract under which any Person has directly or indirectly guaranteed Debt, liabilities or obligations of the WRWI;

(xiv)	any Contract with a Union, employment Contract, Contracts with individual independent contractors, and Contracts providing for change in control, retention, or severance payments to any employees of WRWI;

(xv)	any Contract with any Governmental Authority (other than Permits); and

(xvi)	any interest rate, commodity or currency protection agreement (including any swaps, collars, caps or similar hedging obligations).

(b) Western has made available to the Partnership a correct and complete copy of each Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is or, following consummation of the Internal Reorganization Transactions, will be legal, valid and binding on and enforceable against WRWI and, to Western’s Knowledge, the counterparty thereto, and each Material Contract will continue to be legal, valid and binding on and enforceable against WRWI and, to Western’s Knowledge, the counterparty thereto, on identical terms following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Each Material Contract is in full force and effect, and none of Western or its Affiliates, as the case may be, or, to Western’s Knowledge, any counterparty thereto, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of Western or its Affiliates has given or received from any third party any written notice of any action or intent to terminate or amend in any material respect any Material Contract.

3.16 No Adverse Changes. Except as set forth in Schedule 3.16, since the Balance Sheet Date:

(a) there has not been a Material Adverse Effect;

(b) the Business and the Wholesale Assets have been operated and maintained in the ordinary course of business consistent with past practices;

(c) there has not been any damage to or destruction or loss of the Wholesale Assets, whether or not covered by insurance, that individually or in the aggregate exceed $100,000;

(d) there has been no acceleration or delay in, or postponement of, the payment of any Liabilities related to the Business or the Wholesale Assets, individually or in the aggregate, in excess of $100,000;

(e) there has been no acceleration or delay in the collection of any payment related to the Business or the Wholesale Assets, individually or in the aggregate, in excess of $100,000;

(f) there has been no declaration or payment of any non-cash dividend or other non-cash distribution in respect of the Contributed Interests, except for distributions of the Excluded Assets in connection with the Internal Reorganization Transactions; and

(g) there is no Contract to do any of the foregoing.

3.17 Management Projections. The projections and budgets provided to the Conflicts Committee (including those provided to the Financial Advisor) as part of the Conflicts Committee’s review in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby were prepared and delivered in good faith and have a reasonable basis and are materially consistent with Western’s management’s current expectations regarding the Business.

3.18 Suppliers and Customers.

(a) Schedule 3.18(a) sets forth, for the twelve (12) months ended August 31, 2014, the names of the ten largest customers of the Business based on the dollar volume of gross revenues (the “Significant Customers”). Neither Western nor any of its Affiliates has received notice from any Significant Customer to the effect that any such customer will not buy products or services in respect of the Business in the future from Western or its Affiliates, as the case may be, or WRWI following the Closing or that such customer intends to terminate or materially modify existing agreements with Western or its Affiliates, as the case may be, or WRWI following the Closing with respect to the Business. No Significant Customer has (i) asserted any claims of breach of warranty with regard to products or services previously provided by the Business, nor do Western or its Affiliates have any indemnity Liability for any such products or services to customers, or (ii) notified Western or its Affiliates in writing of any request for indemnification.

(b) Schedule 3.18(b) sets forth, for the twelve (12) months ended August 31, 2014, the names of the ten largest suppliers of the Business based on the total amounts paid or payable by Western or its Affiliates (the “Significant Suppliers”). Neither Western nor any of its Affiliates has received written notice from any Significant Supplier to the effect that any such supplier will not supply products or services in respect of the Business in the future to Western or its Affiliates, as the case may be, or WRWI following the Closing or that such supplier intends to terminate or materially modify existing agreements with Western or its Affiliates, as the case may be, or WRWI following the Closing with respect to the Business.

3.19 Indebtedness. WRWI has no Debt other than (a) Debt which will be paid, settled, cancelled, discharged or otherwise released on or prior to the Closing Date or (b) Debt of the Partnership guaranteed by WRWI in connection with the Partnership Debt.

3.20 Absence of Undisclosed Liabilities. The Business does not have, and the Wholesale Assets are not subject to, any Liability, except Liabilities (a) that are reflected in the Interim Financial Statements, (b) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or (c) required to be incurred pursuant to this Agreement or the other Transaction Documents or otherwise in connection with the transactions contemplated hereby or thereby.

3.21 Labor Matters.

(a) As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of WRWI for services performed on or prior to the date hereof have been paid in full (or accrued in full in Interim Financial Statements) and there are no outstanding agreements, understandings or commitments of WRWI with respect to any unpaid compensation, commissions or bonuses that were due and payable prior to the date hereof.

(b) Except as set forth on Schedule 3.21(b), WRWI is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or, to Western’s Knowledge, purporting to represent any employee of WRWI, and, to Western’s Knowledge, no Union or group of WRWI employees is seeking to organize WRWI employees for the purpose of collective bargaining. WRWI has no duty to bargain with any Union except to the extent required by applicable Law. There has not been, nor, to Western’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting WRWI or any of the WRWI employees during the past five years.

(c) WRWI is in compliance with all Contracts with current and former employees of WRWI. All individuals characterized and treated by WRWI as independent contractors are properly treated as independent contractors under all applicable Laws. All employees of WRWI classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

(d) WRWI is in compliance with the WARN Act, and it has no current plans to undertake any action before the Closing Date that would trigger obligations under the WARN Act.

3.22 Employee Benefits Matters.

(a) Except as set forth on Schedule 3.22(a), neither WRWI nor any of its Subsidiaries sponsors or maintains, has any obligation to sponsor or maintain, or has within the past six years sponsored or maintained, or has any material liability with respect to, any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal), including any “employee benefit plan” as defined in Section 3(3) of ERISA (the foregoing are referred to herein as “Plans”). Except as set forth on Schedule 3.22(a), all Plans in which the WRWI employees participate are sponsored or maintained by Western or an Affiliate of Western (other than WRWI).

(b) Each Plan in which WRWI employees participate and that is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form, and each Plan in which WRWI employees participate is and has been operated and maintained in material compliance with its terms and the provisions of all applicable Laws, including, without limitation, ERISA and the Code.

(c) With respect to any Plan that Western or any ERISA Affiliate has sponsored or maintained within the last six years or has had any obligation to contribute to within the past six years, except as would not have a Material Adverse Effect, (i) there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the thirty (30) day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (ii) other than Liability for premiums to the Pension Benefit Guaranty Corporation (which premiums have been timely paid when due), none of WRWI, its Subsidiaries, Western or any ERISA Affiliate has incurred any direct or indirect Liability under Title IV of ERISA or Section 412 of the Code that has not been satisfied in full, and no event has occurred and no condition exists that presents a material risk to WRWI, its Subsidiaries, Western or any ERISA Affiliate of such party incurring any such Liability, and (iii) no event has occurred and no condition exists that would subject WRWI or any of its Subsidiaries, either directly or by reason of their affiliation with Western or any ERISA Affiliate, to any tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws. None of WRWI, its Subsidiaries, Western or any ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Closing Date contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(d) Except as would not result in any Liability to WRWI or its Subsidiaries, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due under a Plan, result in the acceleration of the time of payment or vesting of any benefits under a Plan, or result in the incurrence or acceleration of any other obligation related to the Plans or to any employee or former employee of WRWI, its Subsidiaries, Western or any ERISA Affiliate.

3.23 No Other Representations or Warranties; Schedules. Except as set forth in this Article III, neither Western nor WRSW makes any other express or implied representation or warranty with respect to the Contributed Interests, the Wholesale Assets or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership and the General Partner hereby jointly and severally represent and warrant to Western and WRSW that:

4.1 Organization and Existence.

(a) Each of the Partnership and the General Partner is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Partnership has all limited partnership power and authority to own the Contributed Interests and the Wholesale Assets.

(b) Each of the Partnership and the General Partner is duly qualified to transact business as a limited partnership or limited liability company, as applicable, and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Partnership Material Adverse Effect.

4.2 Authority and Approval; Enforceability. Each of the Partnership and the General Partner has the requisite power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by the Partnership and the General Partner of this Agreement and any other Transaction Document to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of the Partnership and the General Partner. Each of this Agreement and any other Transaction Document to which the Partnership or the General Partner is a party constitutes or will constitute, upon execution and delivery by the Partnership or the General Partner, as applicable, the valid and binding obligation of the Partnership or the General Partner, as applicable, enforceable against the Partnership or the General Partner in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3 No Conflict. Other than as set forth on Schedule 4.3, this Agreement, the other Transaction Documents to which the Partnership, the General Partner or any other member of the Partnership Group is or will be a party and the execution and delivery hereof and thereof by the Partnership, the General Partner or any other member of the Partnership Group do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with any of the provisions of the Organizational Documents of the Partnership, the General Partner or any other member of the Partnership Group;

(b) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Partnership, the General Partner or any other member of the Partnership Group;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or give others the right to terminate any indenture, mortgage, Lien or Contract to which the Partnership, the General Partner or any other member of the Partnership Group is a party or by which any of them is bound;

(d) result in the creation of, or afford any person the right to obtain, any Lien on the capital stock or other equity interests, property or assets of the Partnership, the General Partner or any other member of the Partnership Group under any such Contract; or

(e) result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Governmental Approval (as defined below) possessed by the Partnership, the General Partner or any other member of the Partnership Group that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted in all material respects, including any Governmental Approvals under any applicable Environmental Law;

except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect and except for such as will have been cured at or prior to the Closing.

4.4 Delivery of Fairness Opinion. The Financial Advisor has delivered an opinion to the Conflicts Committee that the consideration to be paid by the Partnership as consideration for the Contributed Interests pursuant to this Agreement is fair to the common unitholders of the Partnership (other than the General Partner and its Affiliates) from a financial point of view.

4.5 Brokerage Arrangements. The Partnership has not entered, directly or indirectly, into any Contract with any Person, other than the Financial Advisor (whose fees shall be paid by the Partnership), that would obligate Western or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

4.6 New Common Units. The New Common Units being issued at Closing, when issued in consideration for the contribution by WRSW of the Contributed Interests as provided by this Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the Partnership’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in the Partnership’s limited partnership agreement).

4.7 Available Funds. The Partnership will have at Closing sufficient cash to enable it to make payment in immediately available funds of the Cash Consideration when due and any other amounts to be paid by it hereunder, at least $300 million of which shall be sourced by the Partnership solely from debt proceeds of the Partnership Debt.

4.8 Investment. The Partnership is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. The Partnership is not acquiring the Contributed Interests with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. The Partnership and the General Partner are familiar with investments of the nature of the Contributed Interests, understand that this investment involves substantial risks.

4.9 No Other Representations or Warranties; Schedules. Except as set forth in this Article IV, none of the Partnership nor the General Partner makes any other express or implied representation or warranty with respect to the New Common Units or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V

COVENANTS, ETC.

5.1 Conduct of the Businesses. Western and WRSW covenant and agree that from and after the execution of this Agreement and until the Closing, except (i) as contemplated by this Agreement (including any Internal Reorganization Transactions), (ii) as required by applicable Law or (iii) with the prior written consent of the Partnership (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) Neither Western nor WRSW will, nor will they permit any of Western’s other Subsidiaries to, sell, transfer, assign, convey or otherwise dispose of any of the Contributed Interests or Wholesale Assets, other than the sale of inventory in the ordinary course of business consistent with past practice;

(b) Each of Western and WRSW will, and will cause each of their respective Affiliates to, use commercially reasonable efforts to maintain the applicable Wholesale Assets in such working order and condition as is consistent with past practice;

(c) Each of Western and WRSW will, and will cause each of their respective Affiliates to, use commercially reasonable efforts to, conduct the Business in the ordinary course consistent with past practices;

(d) Each of Western and WRSW will, and will cause each of their respective Affiliates to, use commercially reasonable efforts to, preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors, shippers and others having business dealings relating to the Business;

(e) Neither Western nor WRSW will, nor will they permit their respective Affiliates to, permit any Lien to be imposed on the Wholesale Assets, other than Permitted Liens, or the Contributed Interests;

(f) Neither Western nor WRSW will, nor will they permit their respective Affiliates to, accelerate, delay or postpone the payment of any Liabilities or the collection of any payment, related to the Business or the Wholesale Assets that are, individually or in the aggregate, material; and

(g) Neither Western nor WRSW will, nor will they permit their respective Affiliates to, amend, modify or terminate any Material Contract, or otherwise waive, release or assign any rights, claims or benefits thereunder, or enter into any Contract that, if entered into prior to the date of this Agreement, would constitute a Material Contract.

5.2 Financial Statements; Financing Cooperation.

(a) Western shall permit the Partnership and its representatives to contact Western’s accountants, auditors and employees, and shall cause such accountants, auditors and employees to discuss, cooperate and provide information reasonably requested by the Partnership or its representatives, in order for the Partnership to prepare audited and unaudited historical financial statements for the Business and pro forma financial statements of the Partnership, in each case that meet the requirements of Regulation S-X promulgated under the Securities Act. Western shall cause its accountants, auditors and employees to cooperate with the Partnership with regards to responding to any comments from the Commission on the financial statements of the Business. The Partnership shall be responsible for and shall pay for or reimburse Western for all our-of-pocket costs incurred by Western in connection with the external audit of any such financial statements (including reasonable accountants’ fees). The obligations of Western under this Section 5.2 shall survive for three (3) years after the Closing.

(b) From and after the date of this Agreement, Western shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cause its and their representatives (including their auditors) to provide all customary cooperation as reasonably requested by the Partnership to assist the Partnership in the arrangement of any bank debt financing or any capital markets debt financing necessary or desirable to fund the Cash Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including any necessary offering documents related thereto.

5.3 Debt Financed Distribution.

(a) Prior to the Closing, the Partnership shall borrow an amount equal to or exceeding $300,000,000.00 (the “Debt Financed Distribution”) under indebtedness for which no partner of the Partnership or any related person bears the economic risk of loss as defined by Treasury Regulation Section 1.752-2 in a manner such that the proceeds of such borrowing are allocable to the distribution of the Debt Financed Distribution to WRSW as part of the payment of the Cash Consideration pursuant to Treasury Regulation Section 1.707-5(b)(1) and Temporary Treasury Regulation 1.163-8T (such borrowing, and any “refinancing” of such borrowing treated as the liability it refinances pursuant to Treasury Regulation Section 1.707-5(c), the “Partnership Debt”).

(b) The Parties intend that the Debt Financed Distribution paid to WRSW shall qualify as a “debt-financed transfer”, a portion of which is not taken into account as part of a “disguised sale” of property contributed to the Partnership under Treasury Regulation Sections 1.707-3 and 1.707-5(b).

(c) For a period of four years following the Closing Date, Western and the Partnership shall ensure (and shall cause their respective Affiliates to ensure) that the Partnership Debt will not be less than the entire outstanding principal balance of the Partnership Debt outstanding immediately after the Closing.

(d) The Parties shall act at all times in a manner consistent with the foregoing provisions of this Section 5.3, except with the prior written consent of WRSW or as otherwise required by applicable law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

5.4 Access. From the date of this Agreement until the Closing Date, Western shall, upon reasonable advance notice by the Partnership, (a) provide the Partnership and its representatives reasonable access, during normal business hours, to the Wholesale Assets and (b) furnish to the Partnership such documents and information in the possession or control of Western or its Affiliates concerning the Wholesale Assets as the Partnership from time to time may reasonably request, but only to the extent that Western may comply with the covenants in clause (a) and (b) above without breaching any confidentiality obligation binding on Western or its Affiliates. With respect to the Real Property, such access shall be subject to the rights of parties in possession and the terms of any instruments under which Western uses or occupies such Real Property.

5.5 Independent Investigation. Subject to Section 8.13, the Partnership acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Business, the Contributed Interests and the Wholesale Assets and upon the express written representations, warranties and covenants in this Agreement. Without diminishing the scope of the express written representations, warranties and covenants of the Parties and without affecting or impairing its right to rely thereon, (A) THE PARTNERSHIP ACKNOWLEDGES THAT NEITHER WESTERN NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE CONTAINED IN ARTICLE III, AND WESTERN AND WRSW HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE WHOLESALE ASSETS OR THE BUSINESS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) AND (B) EACH OF WESTERN AND WRSW ACKNOWLEDGES THAT NEITHER THE PARTNERSHIP NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE CONTAINED IN ARTICLE IV, AND THE PARTNERSHIP HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONTRIBUTED INTERESTS.

5.6 Post-Closing Receivables and Payments.

(a) Should Western or any of its Subsidiaries receive any payments attributable to accounts receivable of WRWI or the Business that relate to the operations of the Business after the Closing Date, then Western shall or shall cause its applicable Subsidiary to, within thirty (30) days of receipt of such payments, forward such payments to WRWI. Should the Partnership or any of its Subsidiaries receive any payments attributable to accounts receivable of WRWI or the Business that relate to the operations of the Business on or prior to the Closing Date, then the Partnership shall or shall cause its applicable Subsidiary to, within thirty (30) days of receipt of such payments, forward such payments to Western.

(b) If any demand is made on Western or any of its Subsidiaries to pay any invoice or other account payables incurred in connection with the operation of the Business after the Closing Date, then the Partnership shall be responsible for the same. If any demand is made on the Partnership or any of its Subsidiaries to pay any invoice or other account payables incurred in connection with the operation of the Business on or prior to the Closing Date, then Western shall be responsible for the same.

5.7 Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated by this Agreement and the other Transaction Documents, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof or thereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and transactions contemplated hereby and thereby.

5.8 NYSE Listing. Prior to the Closing, the Partnership will use its reasonable best efforts to obtain approval for listing, subject to notice of issuance, of the New Common Units on the New York Stock Exchange.

5.9 Tax Covenants.

(a) The Parties agree that Western shall bear the liability for any Taxes imposed on or incurred by or with respect to WRWI, the Business or the Wholesale Assets for any taxable period or portion therefor ending on or prior to the Closing Date. The Parties further agree that the Partnership shall bear the liability for any Taxes imposed on or incurred by or with respect to WRWI, the Business or the Wholesale Assets for any taxable period or portion therefor beginning after the Closing Date.

(b) The Parties agree that whenever it is necessary for purposes of this Section 5.9 to determine the amount of any Taxes imposed on or incurred by or with respect to WRWI, the

Business or the Wholesale Assets for a taxable period beginning before and ending after the Closing Date (a “Straddle Period”) which is allocable to the portion of the Straddle Period ending on or before the Closing Date, the determination shall be made, in the case of property or ad valorem or franchise Taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), by prorating such Taxes ratably on a per diem basis and, in the case of other Taxes, by assuming that such portion of the Straddle Period ending on or prior to the Closing Date constitutes a separate taxable period applicable to WRWI and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis).

(c) With respect to any Tax Return attributable to a Straddle Period that is required to be filed after the Closing Date with respect to WRWI, the Business or the Wholesale Assets, the Partnership shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, furnish a copy of such Tax Return to Western, cause such Tax Return to be filed timely with the appropriate Tax Authority, and the Partnership shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover from Western the amount of Taxes attributable to the portion of the taxable period ending on or prior to the Closing Date pursuant to Section 5.9(a)).

(d) The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, (i) to accomplish the apportionment of income described pursuant to this Section 5.9, (ii) to respond to requests for the provision of any information or documentation within the knowledge or possession of such Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under FASB Statement No. 109 (including compliance with Financial Accounting Standards Board Interpretation No. 48), and (iii) in connection with any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and Western will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Wholesale Assets relating to any taxable period beginning before the Closing Date until the later of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Partnership and Western each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

5.10 Consents.

(a) Western shall use reasonable best efforts to obtain the Consents listed on Schedule 3.4, and, upon receipt of such Consents, shall, if necessary, execute an assignment and assumption agreement with customary terms.

(b) If and to the extent that the valid, complete and perfected transfer or assignment of any Wholesale Asset (including any Contract) (i) to WRWI as part of the Internal Reorganizational Transactions or (ii) indirectly as part of the contribution of the Contributed Interests to the Partnership would be a violation of applicable Law, or require any Consent in connection with the Internal Reorganization Transactions or the contribution of the Contributed Interests, as applicable, that have not been obtained or made by the Closing, then, unless the Parties shall otherwise mutually determine, the transfer or assignment of the Wholesale Asset contemplated by clause (i) or (ii), as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consents have been obtained or made. Notwithstanding the foregoing, any such Wholesale Assets shall continue to constitute Wholesale Assets for all other purposes of this Agreement.

(c) If any transfer or assignment of any Wholesale Asset intended to be transferred or assigned hereunder, as the case may be, is not consummated on or prior to the Closing, whether as a result of the provisions of Section 5.10(b) or for any other reason, then, insofar as reasonably possible, Western or its applicable Subsidiary retaining such Wholesale Asset shall thereafter hold such Wholesale Asset for the use, benefit and/or burden of the Partnership (at the expense of Western and for the account of the Partnership) until such time as such transfer or assignment can be completed; provided, however, that Western or its applicable Subsidiary shall hold such Wholesale Asset for the use, benefit and/or burden of the Partnership at Western’s expense if the reason the transfer or assignment is not consummated is the failure to obtain any Consent. In addition, Western or its applicable Subsidiary shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Wholesale Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Partnership in order to place the Partnership in a substantially similar position as if such Wholesale Asset had been transferred or assigned as contemplated hereby and so that all the benefits and burdens relating to such Wholesale Asset, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Wholesale Asset, as the case may be, and all costs and expenses related thereto, shall inure from and after the Closing to the Partnership.

5.11 Internal Reorganization Transactions. From the date of this Agreement until the Closing, Western shall, and shall cause its Affiliates to, use reasonable best efforts to cause the Internal Reorganization Transactions to be consummated prior to the Closing Date, including making all filings with respect thereto and seeking all approvals required in connection therewith.

5.12 Permits. To the extent that any Business Permit is nontransferable and must be reissued, Western shall, and shall cause its Affiliates to, use, reasonable best efforts to assist the Partnership and its Affiliates in having such Business Permits reissued.

5.13 Employee Benefits Matters. Western or its appropriate Affiliate shall take all actions necessary to ensure that, immediately after the Closing, the WRWI employees continue to participate in all Plans under which they were participating immediately prior to the Closing, with no gap or lapse of coverage under any such Plans; provided, that Western (or its Affiliates) shall be reimbursed for the actual costs of providing such coverage under the Plans in accordance with the Omnibus Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) on or prior to the Closing Date of all of the following conditions:

(a) all necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been made and obtained; provided, however, that, prior to invoking this condition, the invoking party shall have used commercially reasonable efforts to make or obtain such filings and consents;

(b) no Party shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and no Law enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, shall be in effect;

(c) the consents listed on Schedule 6.1(c) shall have been obtained; and

(d) the New Common Units shall have been approved for listing upon notice of issuance on The New York Stock Exchange.

6.2 Conditions to the Obligation of the Partnership. The obligation of the Partnership and the General Partner to proceed with the Closing is subject to the satisfaction or waiver by the Partnership on or prior to the Closing Date of the following conditions:

(a) Western and WRSW shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date;

(b)(i) the Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all respects as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of Western and WRSW made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing

(except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) Western shall have delivered to the Partnership a certificate dated the Closing Date and signed by an authorized officer of Western confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.2 (the “Western Closing Certificate”);

(d) Western shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.2; and

(e) between the date hereof and the Closing Date, there shall not have been a Material Adverse Effect.

6.3 Conditions to the Obligation of Western. The obligation of Western and WRSW to proceed with the Closing is subject to the satisfaction or waiver by Western on or prior to the Closing Date of the following conditions:

(a) the Partnership and the General Partner shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date;

(b) (i) the Partnership Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all respects as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the Partnership and the General Partner made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Partnership Material Adverse Effect contained therein) as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect;

(c) the Partnership shall have delivered to Western a certificate dated the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.3 (the “Partnership Closing Certificate”);

(d) the Partnership shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.3; and

(e) between the date hereof and the Closing Date, there shall not have been a Partnership Material Adverse Effect.

ARTICLE VII

CLOSING

7.1 Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by Western and the Partnership, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas at 9:00 a.m., Houston, Texas time on the later to occur of (a) October 30, 2014 or (b) the date that is three business days immediately following the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), or such other date as the Parties shall agree. The date on which the Closing occurs is referred to as the “Closing Date.”

7.2 Deliveries by Western. At the Closing, Western will deliver (or cause to be delivered) the following:

(a) a counterpart to the Assignment of Contributed Interests, duly executed by WRSW;

(b) a counterpart to the Crude Trucking Agreement, duly executed by WRSW and WRCLP;

(c) a counterpart to the Fuel Distribution Agreement, duly executed by WRSW;

(d) a counterpart to the Product Supply Agreement, duly executed by WRSW and WRCLP;

(e) the Western Closing Certificate, duly executed by an officer of Western;

(f) an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that WRSW is neither a disregarded entity nor a foreign person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder;

(g) evidence reasonably satisfactory to the Partnership that the Internal Reorganization Transactions have been completed; and

(h) such other documents, certificates and other instruments as may be reasonably requested by the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.

7.3 Deliveries by the Partnership. At the Closing, the Partnership and the General Partner will deliver (or cause to be delivered) the following:

(a) the Cash Consideration, by wire transfer of immediately available funds to an account specified by Western, at least $300 million of which distribution shall be sourced by the Partnership solely from debt proceeds of the Partnership Debt;

(b) the New Common Units, by issuance of such New Common Units (in book-entry form) to WRSW, by instruction to the Partnership’s transfer agent or otherwise, and evidence of such issuance that is reasonably satisfactory to Western;

(c) a counterpart to the Assignment of Contributed Interests, duly executed by the Partnership;

(d) a counterpart to the Crude Trucking Agreement, duly executed by WRWI;

(e) a counterpart to the Fuel Distribution Agreement, duly executed by WRWI;

(f) a counterpart to the Product Supply Agreement, duly executed by WRWI;

(g) the Partnership Closing Certificate, duly executed by an officer of the General Partner; and

(h) such other documents, certificates and other instruments as may be reasonably requested by Western prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification of Western and Other Parties. From and after the Closing Date, subject to the other provisions of this Article VIII, the Partnership shall indemnify and hold Western and its Affiliates, directors, officers, employees, agents and representatives (together with Western, the “Western Indemnitees”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses of investigation, defending and prosecuting Litigation (collectively, the “Damages”), suffered by the Western Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(a) any breach of a representation or warranty of the Partnership or the General Partner in this Agreement,

(b) any breach of any agreement or covenant under this Agreement on the part of the Partnership, or

(c) any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party against Western or any of its Affiliates that pertains to the business or operations of WRWI or the ownership of the Contributed Interests, except in the case of this clause (c), to the extent arising out of the breach by Western or WRSW of any of the representations, warranties or covenants of Western or WRSW set forth in this Agreement (including Section 8.2(c)).

8.2 Indemnification of the Partnership and other Parties. From and after the Closing Date, subject to the other provisions of this Article VIII, Western shall indemnify and hold the members of the Partnership Group and their respective directors, officers, employees, agents and representatives (together with the Partnership, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(a) any breach of a representation or warranty of Western or WRSW in this Agreement,

(b) any breach of any agreement or covenant in this Agreement on the part of Western or WRSW, or

(c) any of the Excluded Liabilities or the Internal Reorganization Transactions.

8.3 Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.

8.4 Right to Contest and Defend.

(a) The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 8.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.

(b) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

8.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for reasonable expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall reasonably cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

8.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

8.7 Reimbursements. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) received by the other party related to the Damages (net of any costs of recovering such reimbursements).

8.8 Limitations on Indemnification.

(a) To the extent the Partnership Indemnitees or the Western Indemnitees are entitled to indemnification for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations) or Section 8.1(a) (but not including Damages for breaches of Partnership Fundamental Representations), respectively, Western or the Partnership, as the case may be, shall not be liable for those Damages unless the aggregate amount of Damages exceeds $3,600,000 (the “Deductible”), and then only to the extent of any such excess; provided, however, that no indemnified party shall submit a claim for indemnification to the indemnifying party unless the Damages in respect of such claim (or series of related claims) exceeds $50,000 (each such claim (or series of related claims) with Damages that does not exceed $50,000, a “De Minimis Claim”) until the amount of all De Minimis Claims exceeds $250,000 in the aggregate, after which all De Minimis Claims shall be applied to the Deductible from the first dollar (not just the amount in excess of $250,000); provided, further, that Western or the Partnership shall not be liable for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations) or Section 8.1(a) (but not including Damages for breaches of Partnership Fundamental Representations), respectively, that exceed, in the aggregate, $36,000,000 (the “Cap”).

(b) Notwithstanding clause (a) above, to the extent the Partnership Indemnitees or the Western Indemnitees are entitled to indemnification for Damages for claims arising from fraud or related to or arising from Taxes (including, without limitation, in the case of the Partnership Indemnitees, Damages for breach of the representations or warranties in Section 3.13), Western or the Partnership, as the case may be, shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, Western shall be fully liable for Damages pursuant to Sections 8.2(b) or 8.2(c) and for breaches of Fundamental Representations without regard to the Deductible or the Cap and the Partnership shall be fully liable for Damages pursuant to Sections 8.1(b) or 8.1(c) and for breaches of Partnership Fundamental Representations without regard to the Deductible or the Cap.

8.9 Survival.

(a) The liability of Western for the breach of any of the representations and warranties of Western or WRSW set forth in Article III other than the Fundamental Representations and the matters set forth in Section 3.13 (Taxes) shall be limited to claims for which the Partnership delivers written notice to Western on or before the date that is 18 months after the Closing Date. The liability of Western for Damages for claims related to or arising from Taxes (including, without limitation, Damages for claims for breach of covenants or breach of the representations or warranties in Section 3.13) shall be limited to claims for which the Partnership delivers written notice to Western on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax. The liability of Western for claims pursuant to Sections 8.2(b) or 8.2(c) or for breach of Fundamental Representations shall not be limited as to time and shall continue indefinitely.

(b) The liability of the Partnership for the breach of any of the representations and warranties of the Partnership set forth in Article IV shall be limited to claims for which Western delivers written notice to the Partnership on or before the date that is three years after the Closing Date. The liability of the Partnership for claims pursuant to Sections 8.1(b) or 8.1(c) and for breaches of Partnership Fundamental Representations shall not be limited as to time and shall continue indefinitely.

(c) Notwithstanding Sections 8.9(a) and 8.9(b), if the Partnership or Western, as applicable, delivers written notice in reasonable detail to the other party of a claim for indemnification on or prior to the applicable expiration date for such claim, such claim shall survive until finally resolved.

8.10 Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VIII (other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents (other than this Agreement)

(which claims shall be subject to the liability provisions of such Transaction Documents)). THE PARTIES AGREE THAT THE RESTRICTIONS AND LIMITATIONS ON DAMAGES CONTAINED HEREIN DO NOT DEPRIVE THE PARTIES OF MINIMUM ADEQUATE REMEDIES UNDER TEXAS UCC SECTION 2-719 OR OTHER APPLICABLE LAW.

8.11 Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTNERSHIP, THE GENERAL PARTNER, WESTERN AND WRSW ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

8.12 Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the Cash Consideration for Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

8.13 Knowledge. The Partnership Indemnitees’ and the Western Indemnitees’ rights under this Agreement or otherwise shall not be diminished by any investigation performed or knowledge acquired or capable of being acquired, whether before or after the date of this Agreement, regarding the accuracy or inaccuracy of any representation or warranty or the performance or non-performance of any covenant.

8.14 Materiality. For purposes of this Article VIII, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality or Material Adverse Effect contained therein (other than the representations and warranties contained in Section 3.16(a)).

ARTICLE IX

TERMINATION

9.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Western and the Partnership;

(b) by either Western or the Partnership in writing after November 30, 2014, if the Closing has not occurred by that date, provided that as of such date the terminating Party is not in material breach of its representations, warranties or covenants under this Agreement;

(c) by either Western or the Partnership in writing without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clauses (i) or (ii), the breaching Party shall have a period of 30 days following written notice from the non-defaulting Party to cure any breach of this Agreement if the breach is curable; or

(d) by either Western or the Partnership in writing, without liability, if there shall be any Order binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby; provided, however, that the applicable Party shall have used its reasonable best efforts to have any such Order removed but it shall not have been removed within 30 days after entry by the Governmental Authority.

9.2 Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 9.1, this Agreement shall thereafter become void except for this Section 9.2 and Article X. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement. If this Agreement is terminated by either Party pursuant to Section 9.1(c), then the other Party shall reimburse such Party for its out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (including legal fees and fees paid to Financial Advisor, in either case incurred by the Partnership or the Conflicts Committee).

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.

10.2 Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to Western, WRSW or any other Subsidiary of Western, addressed to:

Western Refining Inc. (or applicable Subsidiary)

123 W. Mills Ave

El Paso, Texas 79901

Attn: President – Refining and Marketing

Facsimile: 602-683-5736

With a copy to:

Western Refining, Inc. (or applicable Subsidiary)

123 W. Mills Ave

El Paso, Texas 79901

Attn: Office of the General Counsel

Facsimile: 602-797-2650

If to the Partnership or the General Partner, addressed to:

Western Refining Logistics, LP

c/o Western Refining Logistics GP, LLC, its General Partner

123 W. Mills Ave

El Paso, Texas 79901

Attn: Senior Vice President – Operations

Facsimile: 602-683-5737

With a copy to:

Western Refining Logistics, LP

c/o Western Refining Logistics GP, LLC, its General Partner

123 W. Mills Ave

El Paso, Texas 79901

Attn: Office of the General Counsel

Facsimile: 602-797-2650

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

10.3 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

(b) THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN HARRIS COUNTY, TEXAS, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES ARISING OUT OF THIS AGREEMENT, OTHER THAN A DISPUTE SUBJECT TO SECTION 10.4, AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.

10.4 Arbitration. Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, between the Parties, arising out of, connected with, or relating in any way to this Agreement or the obligations of the Parties hereunder, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”), shall be resolved solely and exclusively in accordance with the procedures specified in this Section 10.4. The Parties shall attempt in good faith to resolve any Dispute by mutual discussions within thirty (30) days after the date that one Party gives written notice to the other Parties of such a Dispute in accordance with Section 10.2. If the Dispute is not resolved within such thirty (30) day period, or such longer period that may subsequently be agreed to in writing by the parties to the Dispute, the Dispute shall be finally settled by arbitration administered by JAMS, Inc. (“JAMS”) under its Comprehensive Arbitration Rules & Procedures, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held in Houston, Texas, and presided over by three arbitrators. If the Dispute is not settled within the above operative time period, the Party providing the aforesaid notice or the Parties receiving such notice may initiate the arbitration with JAMS. The Party who initiates the arbitration with JAMS shall also provide notice to JAMS and the opposing Party at the time of the initiation of the arbitration of the name of the Party selected arbitrator. The opposing Party shall file their answering statement with JAMS within forty-five (45) days of their receipt of the notice of filing from JAMS. The name of their party appointed arbitrator shall be included in such answering statement. The two Party-appointed arbitrators shall select a third arbitrator, who shall serve as the chairperson. The arbitration award shall identify whether there is a prevailing party in the arbitration and include an award in favor of such prevailing party and against each losing party, jointly and severally, for costs and expenses, including the actual litigation fees and costs (including reasonable attorney fees) the prevailing party incurred, excluding any contingent or deferred fees and costs. This agreement to arbitrate shall be binding upon the successors, assignees and any trustee or receiver of any party.

10.5 Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations.

10.6 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.

10.7 Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person any rights or remedies hereunder except as Article VIII or Article X contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.8 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.

10.9 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

10.10 Interpretation.

(a) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this clause,” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(d) References herein to any Person shall include such Person’s successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(e) References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f) References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule.

(g) Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(h) Unless otherwise expressly provided herein to the contrary, accounting terms shall have the meaning given by U.S. generally accepted accounting principles.

10.11 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and the matters disclosed in those schedules shall be deemed to qualify the representation or warranty to which they expressly relate and any other representation or warranty, but only to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other representation or warranty. The Parties acknowledge and agree that (a) the schedules may include certain items and information solely for informational purposes for the convenience of the Parties and (b) the disclosure by any Party of any matter in any schedule shall not be deemed to constitute an acknowledgment by such Party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.13 Determinations by the Partnership. With respect to any notice, consent, approval or waiver that is required to be or may be taken or given by the Partnership (a) pursuant to the terms of this Agreement on or prior to the Closing Date or (b) pursuant to Article VIII after the Closing Date, such notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

WESTERN REFINING, INC.

By:	/s/ Mark J. Smith
Name:	Mark J. Smith
Title:	President – Refining and Marketing

WESTERN REFINING SOUTHWEST, INC.

By:	/s/ Mark J. Smith
Name:	Mark J. Smith
Title:	President – Refining and Marketing

WESTERN REFINING LOGISTICS, LP

By:	Western Refining Logistics GP, LLC, its general partner

By:	/s/ Jeff A. Stevens
Name:	Jeff. A. Stevens
Title:	President and Chief Executive Officer

WESTERN REFINING LOGISTICS GP, LLC

By:	/s/ Jeff A. Stevens
Name:	Jeff A. Stevens
Title:	President and Chief Executive Officer

Signature page to Contribution Agreement